UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 8, 2005

Moscow CableCom Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1460	06-0659863
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, Suite 1203 New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)
(212) 826-8942
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

[    ]     Written communications pursuant to Rule 425 under the Securities Act (12 C.F.R. 230.425)

[    ]     Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 C.F.R. 240.14a-12)

[    ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

[    ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 8, 2005, the Company received a letter from The Nasdaq Stock Market, Inc. ("Nasdaq") in which Nasdaq noted that, as a result of changes in the composition of the Company's Board of Directors effective on January 13, 2005, the Company no longer complies with Nasdaq's Marketplace Rule 4350 which requires that each Nasdaq-listed Company have an Audit Committee of at least three members.  The letter from Nasdaq also noted that its Marketplace Rules provide for a cure period which is the earlier of one year from the date on which the Company first no longer complied with the requirements or the Company's next annual shareholders' meeting.  In the event that the Company does not regain compliance within this period, Nasdaq will send the Company written notification that its securities will be delisted.

The Company expects that prior to its next annual meeting of shareholders, Columbus Nova Capital ("Columbus Nova") will nominate one additional member to its Board of Directors as provided for in the Company's agreements with Columbus Nova that resulted in the $51 million equity and debt financing facility which was consummated on January 13, 2005.  The Company expects that such nominated individual will posses the necessary qualifications to serve on the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSCOW CABLECOM CORP.
(Registrant)

/s/ Donald Miller-Jones

Name: Donald Miller-Jones
Title:  Chief Financial Officer

Date:  March 11, 2005